Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG THIRD QUARTER RESULTS

- Revenues Increased 12.6% Over Prior-Year’s Third Quarter

- Operating Income Improved to $11.1 Million from $10.4 Million in the Third Quarter of 2020;
Net Income of $4.6 Million Compared to $7.7 Million;
Adjusted EBITDA Increased to $13.6 Million from $12.5 Million

- Construction of Chamonix Casino Hotel Continues

- Company is Competing for Two Development Opportunities;

Decisions Expected Within Next Few Months

Las Vegas – November 8, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter ended September 30, 2021.

On a consolidated basis, revenues in the third quarter of 2021 were $47.2 million, a 12.6% increase from $42.0 million in the prior-year period. Both periods reflect a full quarter of reopened operations, as all of the Company’s properties reopened by June 2020 after closing in March 2020 due to the pandemic. Net income for the third quarter of 2021 was $4.6 million, or $0.13 per diluted common share, reflecting additional interest expense related to the funding of the Company’s Chamonix development project in Cripple Creek, Colorado, and a credit in the prior-year quarter related to warrants that were retired in early 2021. In the prior-year period, net income was $7.7 million, or $0.28 per diluted common share. Adjusted EBITDA(a) in the 2021 third quarter was $13.6 million, an 8.9% increase from $12.5 million in the third quarter of 2020. Growth in the 2021 period was due to improved results from the Company’s Nevada segment and the sale of “free play” that Indiana’s casinos are permitted to transfer to other casino operators within the state, partially offset by the temporary closure of Silver Slipper due to the passage of Hurricane Ida and the impact of wildfires in the communities surrounding Grand Lodge Casino. Results for the third quarter of 2021 also include $1.6 million of revenue related to the Company’s Contracted Sports Wagering segment, compared to $0.7 million in the prior-year period. Currently, five of the Company’s six permitted sports wagering “skins” in Indiana and Colorado are live.

“We had another strong quarter, with revenue and operating income increases despite some weather challenges,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Revenues in the third quarter of 2021 increased 12.6%, reflecting the relaxation of pandemic-related restrictions, our sale of ‘free play’ in Indiana (in this year’s third quarter instead of the fourth quarter in prior years), and a continued strong overall performance. Adjusted EBITDA increased to $13.6 million from $12.5 million in the third quarter of 2020.”

Continued Mr. Lee, “At the Silver Slipper, guest visitation remained robust except for a brief downturn as Hurricane Ida made landfall. We had little damage from the hurricane, but it significantly hampered our operations for four days. At Bronco Billy’s, we continue to try and mitigate the impact of Chamonix’s construction on Bronco Billy’s neighboring operations. Despite the loss of on-site parking, Bronco Billy’s continued to perform strongly relative to its average performance over the past decade. Rising Star continues to do well. As noted above, Rising Star benefited in the quarter from the sale of ‘free play,’ whereas prior years had a similar transaction in the fourth quarter. At our Nevada segment, Stockman’s Casino has largely returned to pre-pandemic levels, while Grand Lodge Casino was adversely affected by a low table games hold percentage and smoke from nearby wildfires, particularly over the Labor Day weekend.

“At our Chamonix project in Cripple Creek, we are currently installing footings and structural walls for the hotel tower and are preparing for the start of vertical construction. It is still relatively early in the construction process, so estimates of cost and completion dates still contain substantial uncertainty, but we are in the process of completing the bidding for a substantial portion of the construction budget.

“We also continue to pursue other growth opportunities in Waukegan, Illinois, and Terre Haute, Indiana. In Illinois, we recently presented our proposal to the Illinois Gaming Board for a new destination casino in Waukegan, a northern suburb of Chicago. Similarly, we are scheduled to present our unique proposal to the Indiana Gaming Commission next week for an iconic casino hotel in Terre Haute, approximately one hour west of Indianapolis. The respective gaming commissions have indicated that they intend to select their winning proposals on November 17 (Indiana) and by early January (Illinois). Both new casinos would be named ‘American Place.’

“Our management team at Full House has a long history of developing some of the most iconic casinos in the world. We look forward to the potential of developing both of these unique proposals over the next few years.”

Renderings and other information regarding both proposals is available at www.AmericanPlace.com.

Third Quarter Highlights and Subsequent Events

●	Mississippi. The Silver Slipper Casino and Hotel’s operational performance continues to reflect a focus on marketing and labor improvements, as well as the benefit of numerous investments in the property in recent years. Such investments included a substantial renovation of the casino and the buffet, a renovated porte cochere, repainted exterior, new energy-efficient building signage, the Beach Club, the Oyster Bar, and the introduction of on-site sports betting. For the third quarter of 2021, revenues at Silver Slipper increased 7.9% to $21.5 million, reflecting the relaxation of pandemic-related business restrictions during the 2021 period. Adjusted Segment EBITDA was flat at $6.5 million, reflecting the temporary closure of the property due to Hurricane Ida in August 2021.

●	Indiana. Rising Star Casino Resort’s revenues were $12.6 million in the third quarter of 2021, an increase from $9.6 million in the third quarter of 2020. Adjusted Segment EBITDA rose to $3.8 million in the third quarter of 2021 from $2.1 million in the prior-year period. The increase was the result of the sale of “free play,” offsetting somewhat higher operating expenses. The state’s casinos are permitted to transfer “free play” to other casino operators within Indiana. Because Indiana has a progressive gaming tax system and Rising Star is one of the smaller casinos in the state, the property has consistently sold its ability to deduct “free play” in computing gaming taxes to operators in higher tax tiers. Such sales resulted in $2.1 million of revenue and income in the third quarter of 2021. Rising Star also sold its “free play” for $2.1 million during 2020, although not until the fourth quarter.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, will include Chamonix Casino Hotel. Revenues for this segment were $6.3 million in the third quarter of 2021, a decrease from $7.6 million in the third quarter of 2020. Adjusted Segment EBITDA of $1.5 million in the third quarter of 2021 compares to $3.1 million in the prior-year period. Results in the current period were impacted by the loss of all of the property’s on-site parking due to the construction of Chamonix. To alleviate the lack of on-site parking, the Company introduced complimentary valet parking, as well as a free shuttle service to an off-site parking lot. Also, the prior-year period had a $424,000 benefit from the elimination of point redemption liabilities that accrued under the property’s prior loyalty program.

As discussed above, construction continues on Chamonix Casino Hotel, located adjacent to Bronco Billy’s. When complete, Chamonix will include a new casino, approximately 300 luxury guest rooms and suites, parking garage, meeting and entertainment space, outdoor rooftop pool, spa, and fine-dining restaurant. We are currently installing footings and structural walls for the hotel towers. Vertical construction is expected to commence within the coming weeks. The three principal guestroom towers are anticipated to “top out” between April and August 2022. For detailed renderings of the project and two webcams of the construction underway, please visit www.ChamonixCO.com.

●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located near the Naval Air Station in Fallon. This segment is historically the smallest of the Company’s segments. During the third quarter of 2021, Stockman’s Casino continued to benefit from the relaxation of pandemic-related restrictions, including at the nearby Naval air station. Grand Lodge Casino was adversely affected in the 2021 period by significant wildfires in the region, including a great deal of smoke over the Labor Day holiday weekend. Additionally, Grand Lodge Casino’s results were adversely affected by a table games hold percentage that was 8.4 percentage points lower than the three-year average hold percentage. Revenues for the segment were $5.1 million and $4.1 million for the third quarters of 2021 and 2020, respectively. Adjusted Segment EBITDA was $1.5 million and $1.0 million, respectively.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado and Indiana. Revenues and Adjusted Segment EBITDA were both $1.6 million in the third quarter of 2021, reflecting the launch of two additional sports wagering skins on April 1 and April 23, 2021. Currently, five of the Company’s six permitted sports wagering skins are operating. For the third quarter of 2020, when only two sports wagering skins were live, revenues and Adjusted Segment EBITDA were $679,000 and $631,000, respectively.

We receive a percentage of defined revenues of each skin, subject to annual minimums. When all six skins are in operation, we should receive a contractual minimum of $7 million per year of annualized revenues, with minimal related expenses. We also received $6 million of “market access fees” when the agreements were signed in 2019. Such fees were capitalized and are being recorded as income over the ten-year lives of the contracts.

●	Corporate. Corporate expenses were higher than the prior-year period and consistent with recent quarters, largely due to additional professional fees, a gradual resumption of activities in late 2020 following the closure period, and an increase in accrued bonus compensation, reflecting the Company’s improved operating results.

●	Terre Haute Casino Proposal. In September 2021, in response to an application process launched by the Indiana Gaming Commission (“IGC”), the Company submitted a proposal for an extraordinary gaming and entertainment destination for Terre Haute, Indiana. Named American Place, it would be developed on 32 acres of land that the Company currently has under contract. The site is located approximately one hour west of Indianapolis and within 100 miles of Champaign-Urbana and Decatur, Illinois, as well as Lafayette, Indiana. It is highly visible from Interstate 70 and convenient to the I-70/SR 46 interchange.

Full House’s proposed design is unique in several respects. The four-star, 100-room hotel is elevated above an interior greenscape, in a shape resembling a “happy smile.” The hotel appears to float above a fountain that surrounds its base. This design allows a majority of the guest rooms to be located on upper levels and to enjoy extended views. Atop the hotel is a pool deck and restaurant, featuring sushi and robata grill entrees, overlooking the Wabash Valley. Along the busy neighboring freeway, Full House plans to build a large greenhouse, offering a lush interior environment. Within the greenhouse, the project would have two restaurants that offer “outdoor” dining, even in winter, as well as venues for weddings and other group events. The world-class casino would be located between the hotel and the greenhouse and offer approximately 1,000 slot machines, 50 table games, and a state-of-the-art sportsbook. Atop the casino, the Company has planned for a solar energy farm, which would provide green, sustainable energy for a portion of the complex’s electrical needs.

Full House is slated to present, in person, its American Place proposal to the IGC on November 17. The IGC has indicated that it expects to select its favored proposal from the four submittals on that same day. If awarded the gaming license, the Company has proposed to operate a temporary casino during construction of the larger permanent facility, subject to IGC approval. For detailed renderings of the project, please visit www.AmericanPlace.com.

●	Waukegan Casino Proposal. In October 2019, the Company submitted a proposal to the Illinois Gaming Board (“IGB”) to develop and operate a casino and entertainment destination in Waukegan, Illinois, also to be named American Place. It would include a world-class casino with a state-of-the-art sports book; a premium boutique hotel comprised of twenty luxurious villas, each ranging from 1,500 to 2,500 square feet with full butler service; a 1,500-seat live entertainment venue; a gourmet restaurant that will rival the finest restaurants in Chicago; additional eateries and bars; and other amenities that will attract gaming and non-gaming patrons from throughout Chicagoland and beyond. A second phase of American Place is expected to include a four-star hotel with 150 rooms.

Full House is one of two finalists, each of which presented the merits of its Waukegan proposal to the IGB in October 2021. The IGB has indicated that it expects to select its favored developer for the Waukegan gaming license by early January 2022. If selected, Full House intends to operate a temporary casino during construction of the larger, more lavish, permanent facility.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $274.5 million in cash and cash equivalents (including $176.6 million of cash reserved for the construction of Chamonix), $310 million in outstanding senior secured notes due 2028, and $5.6 million in outstanding unsecured loans obtained under the CARES Act. The Company is in the process of seeking forgiveness of its CARES Act loans. While management and the Company’s consultants believe that the CARES Act loans should fully qualify for forgiveness, there is no certainty that any or all of such loans will be forgiven. The Company also has a $15 million senior secured revolving credit facility, all of which was available to draw upon as of September 30, 2021.

Conference Call Information

The Company will host a conference call for investors today, November 8, 2021, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2021 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 437-2398 or, for international callers, (323) 289-6576.

A replay of the conference call will be available shortly after the conclusion of the call through November 22, 2021. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 9932539.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Casino	$32,506	$31,910	$99,217	$63,616
Food and beverage	7,092	5,612	20,633	14,596
Hotel	2,469	2,511	7,190	5,204
Other operations, including contracted sports wagering	5,171	1,923	9,848	3,904
	47,238	41,956	136,888	87,320
Operating costs and expenses
Casino	11,261	10,125	32,687	23,886
Food and beverage	6,199	5,234	17,487	14,453
Hotel	1,136	1,113	3,332	2,663
Other operations	576	564	1,522	1,441
Selling, general and administrative	14,791	12,555	43,211	35,332
Project development costs	318	108	491	423
Preopening costs	17	—	17	—
Depreciation and amortization	1,819	1,848	5,448	5,868
Loss on disposal of assets, net	2	—	674	439
	36,119	31,547	104,869	84,505
Operating income	11,119	10,409	32,019	2,815
Other (expense) income, net
Interest expense, net of capitalized interest	(6,405)	(2,391)	(17,531)	(7,329)
Loss on extinguishment of debt	—	—	(6,104)	—
Adjustment to fair value of warrants	—	(403)	(1,347)	1,159
	(6,405)	(2,794)	(24,982)	(6,170)
Income (loss) before income taxes	4,714	7,615	7,037	(3,355)
Income tax provision (benefit)	95	(93)	379	(2)
Net income (loss)	$4,619	$7,708	$6,658	$(3,353)

Basic income (loss) per share	$0.13	$0.28	$0.21	$(0.12)
Diluted income (loss) per share	$0.13	$0.28	$0.19	$(0.17)

Basic weighted average number of common shares outstanding	34,227	27,106	31,939	27,087
Diluted weighted average number of common shares outstanding	36,636	27,464	34,339	27,220

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Mississippi	$21,538	$19,966	$68,133	$44,181
Indiana(2)	12,586	9,565	31,753	19,019
Colorado(2)	6,340	7,633	18,626	14,248
Nevada	5,132	4,113	14,216	8,307
Contracted Sports Wagering(2)	1,642	679	4,160	1,565
	$47,238	$41,956	$136,888	$87,320

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$6,485	$6,495	$23,097	$9,526
Indiana(2)	3,816	2,082	7,615	(769)
Colorado(2)	1,543	3,116	5,092	2,448
Nevada	1,537	1,032	4,173	79
Contracted Sports Wagering(2)	1,645	631	4,122	1,467
Adjusted Segment EBITDA	15,026	13,356	44,099	12,751
Corporate	(1,427)	(870)	(4,803)	(2,899)
Adjusted EBITDA	$13,599	$12,486	$39,296	$9,852

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.
(2)	The Company made certain minor reclassifications to 2020 amounts to conform to current-period presentation for enhanced comparability. Such reclassifications had no effect on the previously reported results of operations or financial position.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$4,619	$7,708	$6,658	$(3,353)
Income tax provision (benefit)	95	(93)	379	(2)
Interest expense, net of amounts capitalized	6,405	2,391	17,531	7,329
Loss on extinguishment of debt	—	—	6,104	—
Adjustment to fair value of warrants	—	403	1,347	(1,159)
Operating income	11,119	10,409	32,019	2,815
Project development costs	318	108	491	423
Preopening costs	17	—	17	—
Depreciation and amortization	1,819	1,848	5,448	5,868
Loss on disposal of assets, net	2	—	674	439
Stock-based compensation	324	121	647	307
Adjusted EBITDA	$13,599	$12,486	$39,296	$9,852

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended September 30, 2021
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$5,794	$690	$1	$—	$—	$—	$6,485
Indiana	3,247	569	—	—	—	—	3,816
Colorado	1,138	387	1	—	17	—	1,543
Nevada	1,402	135	—	—	—	—	1,537
Contracted Sports Wagering	1,645	—	—	—	—	—	1,645
	13,226	1,781	2	—	17	—	15,026
Other operations
Corporate	(2,107)	38	—	318	—	324	(1,427)
	$11,119	$1,819	$2	$318	$17	$324	$13,599

Three Months Ended September 30, 2020
					Adjusted
					Segment
	Operating	Depreciation	Project	Stock-	EBITDA and
	Income	and	Development	Based	Adjusted
	(Loss)	Amortization	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$5,793	$702	$—	$—	$6,495
Indiana	1,463	619	—	—	2,082
Colorado	2,771	345	—	—	3,116
Nevada	888	144	—	—	1,032
Contracted Sports Wagering	631	—	—	—	631
	11,546	1,810	—	—	13,356
Other operations
Corporate	(1,137)	38	108	121	(870)
	$10,409	$1,848	$108	$121	$12,486

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Nine Months Ended September 30, 2021
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$20,484	$2,024	$589	$—	$—	$—	$23,097
Indiana	5,837	1,778	—	—	—	—	7,615
Colorado	3,871	1,119	85	—	17	—	5,092
Nevada	3,761	412	—	—	—	—	4,173
Contracted Sports Wagering	4,122	—	—	—	—	—	4,122
	38,075	5,333	674	—	17	—	44,099
Other operations
Corporate	(6,056)	115	—	491	—	647	(4,803)
	$32,019	$5,448	$674	$491	$17	$647	$39,296

Nine Months Ended September 30, 2020
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$7,180	$2,346	$—	$—	$—	$9,526
Indiana	(2,626)	1,857	—	—	—	(769)
Colorado	1,335	1,109	4	—	—	2,448
Nevada	(797)	441	435	—	—	79
Contracted Sports Wagering	1,467	—	—	—	—	1,467
	6,559	5,753	439	—	—	12,751
Other operations
Corporate	(3,744)	115	—	423	307	(2,899)
	$2,815	$5,868	$439	$423	$307	$9,852

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budget, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix; our expectations regarding our sports wagering contracts with third-party providers, including the expected revenues and expenses and the expected timing for the launch of the sixth and final sports betting ‘skin’ related thereto; our expectations regarding the Waukegan and Terre Haute proposals, including the timing of the RFP processes and any decisions thereunder, our ability to obtain either casino license, the expected amenities for both proposals and, if we are awarded either or both licenses, to obtain financing; and our expectations regarding any forgiveness of our CARES Act loans. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado, is one of two finalists for consideration by the Illinois Gaming Board to develop a casino in Waukegan, Illinois, and is one of four companies under consideration by the Indiana Gaming Commission to develop a casino in Terre Haute, Indiana. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com